Exhibit 10.56

31-March-2006 Private & Confidential

Mr. Don W. Clegg

[***]

Dear Mr. Don W, Clegg,

This letter of employment is for the position of Senior Director, Sales and Business Development. Your job will include, but is not limited to: Strategic business development and account management; Corporate account penetration including four (4) major corporate accounts within the first 12 months; As business grows commensurate with preset sales target, lead and effectively manage sale teams; other duties as assigned. The position can be changed according to the company’s requirement with any time. We are pleased to offer you employment at the beginning annual gross of US$190,000.00 per year. We will offer you a special commission for the first 6 months in the amount of US$3,000.00 per month. Your offer is contingent upon full completion with acceptable results of the employment process, including job application, background (criminal, education, social security number), and reference checks. You will report to Alex Hsu, Senior Vice President, Sales.

In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 25,000 shares of the Company’s common stock. Additional shares (up to a maximum of 5,000 additional shares) will be eligible for consideration grant by the Board of Directors based upon the securing of one major account with annual avenues of $5M within 6 months of the start date. The exercise price per share will be the fair value of the common stock on the date of grant as determined by the Board of Directors. These options will vest and become exercisable one-fourth (1/4th) by the end of the first year, and one-sixteenth (1/16th) of the remaining shares subject to the option shall vest end of each successive calendar quarter over remaining three-year period, until all the shares have vested, subject to the optionee’s continuous employment with the Company. Although the option grant date will be at the next Board meeting, vesting will be retroactive and commence with your first day of employment. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Stock Plan and the Option Agreement between you and the Company.

You will be eligible to receive a commission program after the first 6 months; if management determines based on your performance to extend the initial 6-month period an additional 3 months (9 months in total), you will continue to receive the US$3,000 per month special bonus without commission. The commission rate is based on cash basis (invoice paid); products not included are CPUs, hard drive and memory, credit or RMA.
Amount Rate
$0 to 200,000 0%

HEADQUARTERS
980 Rock Avenue ∙ San Jose, CA 95131 USA ∙ Tel: (408) 503-8000 ∙ Fax: (408) 503-8047 ∙ www.supermicro.com

$200,001 to 1,000,000 0.5%
$1,000,001 to 2,000,000 0.3%
$2,000,001 to 3,000,000 0.2%
$3,000,001 + To be determined

The territory and commission program many be changed at any time, based upon management decision. The salient terms and conditions governing your employment and service with Super Micro Computer, Inc. (also referred to as the Company in this document) are as follows:

1.    COMMENCEMENT of EMPLOYMENT
Your employment with the Company will begin upon visa availability and completion, but not later than 17-April-2006.

2.     TRIAL PERIOD
You will be placed in a probationary or trial period for three months from the date of your commencement of employment. This trial period provides an opportunity for you as a new employee to evaluate your work situation and, in turn, provides the management an opportunity to judge your performance and suitability for continued employment. This trial period does not represent a guarantee or contract for employment for ninety days or any other period of times.

3.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AND TRADE SECRETS
Without the prior consent of the Company or except as authorized or required in the course of the performance of your duties, you shall not disclose, reveal or make available, directly, or indirectly to third parties any confidential operations, processes or dealings, any trade secrets or any information concerning the business, finances, transactions, or affairs of the Company which may come to your knowledge during your employment with the Company and you shall keep with complete secret all confidential information and matters entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or its business or may be likely so to do.
This restriction shall continue to apply after your cessation of employment without limit in point of time but shall cause to apply to information or knowledge, which may come into public domain. Upon cessation of your employment with the Company, you shall turn over to the Company, all documents, data or requisites, confidential or otherwise, obtained or made by you during the course of your employment with the Company, pertaining to the business or the Company.

4.	CONFLICT OF INTEREST
Without the prior written consent of the Company, you shall not include, engage or interest yourself either directly or indirectly, whether for reward or gratuitously in any work or business other than in the course of the performance of your duties to the Company.

5.	BASIS OF EMPLOYMENT
Although it is our objective to maintain a stable workforce and to provide job security to all employees who meet the Company’s standards of performance, the Company does not make contracts of permanent employment. Instead, the Company maintains a policy of employment-at-will, which means that both the Company and the employee remain free to terminate the working relationship without cause at any time. Employees are requested to notify the Company two weeks prior to his/her resignation.

6.	OTHER TERMS AND CONDITIONS

HEADQUARTERS
980 Rock Avenue ∙ San Jose, CA 95131 USA ∙ Tel: (408) 503-8000 ∙ Fax: (408) 503-8047 ∙ www.supermicro.com

Your employment is also subject to your compliance with any conditions of employment and service governed by the Company’s policies and practices or amendments thereto as appropriate from time to time. Please refer to the Company’s Human Resources Department should you require further clarification on such policies and practices.

7.	EMPLOYMENT BENEFITS
The employee is provided with health, dental, and vision insurance. This insurance begins after thirty (30) days of employment and begins only on the first of the month. The employee pays additional coverage for employee’s family members. In addition, and depending on the Company’s quarterly profits, quarterly bonuses may be provided to all current employees.

8.     NONSOLICITATION CLAUSE
“The employee agrees not to solicit any of Super Micro Inc.’s employees for employment elsewhere during his/her employment at super Micro Computer Inc. and/or in the event of the employee’s termination or leaving Super Micro Computer Inc. for a period of eighteen months following the end of employment at Super Micro Computer Inc.”

9.     ARBITRATION
“As a condition of accepting and/or continuing employment with the Company, I agree to final and binding arbitration of Disputes between the Company, in accordance with the Arbitration of Disputes policy, and me, the terms of which are incorporated by reference herein. I understand that the Arbitration of Disputes Policy (the terms of which control in the event of a conflict) requires arbitration of all Disputes which involve the violation of my rights or the Company’s rights arising from my employment or the termination of employment, including but not limited to violations of rights arising from employment discrimination and/or wrongful termination of employment, breach of contract or other wrongful conduct, or breach of the Company’s policies, rights or contracts respecting confidential information and/or trade secrets. I also understand and agree that this means that I have voluntarily surrendered my rights to civil litigation and a trial by jury and any associated rights of appeal.”

Your employment is also subject to your compliance with any conditions of employment and service or the Company’s rules, regulations and practices, either written, expressed, or implied, for the duration of the assignment. You will be required to carry out such related duties and job functions as instructed from time to time by the Company or persons acting on behalf of the Company.

We take this opportunity to welcome to Super Micro Computer Inc. and trust that your association with us will be mutually beneficial and long lasting.

This offer of employment is
fully understood in this letter and accepted SUPER MICRO COMPUTER INC.
by Don W. Clegg.

/s/ Don W. Clegg /s/ Marilyn Cimahosky

Signature Marilyn Cimahosky SPHR
Manager, Human Resources

HEADQUARTERS
980 Rock Avenue ∙ San Jose, CA 95131 USA ∙ Tel: (408) 503-8000 ∙ Fax: (408) 503-8047 ∙ www.supermicro.com